Exhibit (d)(2)

MUTUAL NON-DISCLOSURE AGREEMENT

MUTUAL NON-DISCLOSURE AGREEMENT

THIS MUTUAL NON-DISCLOSURE AGREEMENT (this “Agreement”), entered into as of MAY 13, 2013 (the “Effective Date”), governs the disclosure of information by and between AVANIR PHARMACEUTICALS, INC., a Delaware corporation, with offices located at 20 Enterprise, Suite 200, Aliso Viejo, California, 92656, and OTSUKA PHARMACEUTICAL CO. LTD. a JAPANESE CORPORATION, with offices located at 2-9, KANDA TSUKASA-MACHI, CHIYODA-KU, TOKYO 101-8535, JAPAN (each a “party” and sometimes collectively referred to as the “parties” to this Agreement).

1. Purpose. This Agreement is made to define the terms and conditions under which any confidential information will be protected by and disclosed between the parties during the term of this Agreement, for the sole purpose of evaluating a global research and development, and commercial partnership, for NUEDEXTA and/or its compound AVP-786 (the “Purpose”).

2. Confidential Information. As used herein, “Confidential Information” means, with respect to each party, any and all technical, business and financial information, including third party information, relating to the disclosing party or any of its affiliates that is furnished or disclosed, in whatever form or medium, provided that (i) in the case of information provided in tangible form or by electronic media, it is marked with, or accompanied by, the legend “CONFIDENTIAL” (or other similar marking conveying the same intent); (ii) in the case of information disclosed by visual display or orally, it is identified as confidential when revealed and summarized in a writing so marked, referencing the date and type of information disclosed, delivered to the receiving party within thirty(30) days of such disclosure, before or after the Effective Date. “Confidential Information” includes but is not limited to: (a) patents, patent applications; (b) trade secrets; (c) design rights, trademarks, copyrights, database rights and other intellectual property rights; and (d) other proprietary information, ideas, concepts, chemical compounds, assays, biological materials, gene sequences, cell lines, samples, data, techniques, sketches, drawings, works of authorship, models, inventions, source code, know-how, processes, operations, programs, apparatuses, equipment, and formulae related to the current, future, and proposed products and services of each of the parties, and including, without limitation, their respective information concerning research, experimental work, clinical testing, regulatory information, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, investors, patients, employees, business and contractual relationships, business forecasts, analyst reports, sales and merchandising, marketing plans and any additional non-public information the disclosing party or any of its affiliates provides.

3. Obligations. Each party agrees to disclose to the other only that Confidential Information that is reasonably necessary to enable the receiving party to complete the Purpose. Each party agrees: (a) to use the other party’s Confidential Information solely for the Purpose stated above and for no other reason; (b) to protect the confidentiality of the other party’s Confidential Information; (c) not to disclose any of the other party’s Confidential Information to anyone, except those employees, officers, directors, consultants or other authorized representatives, of the receiving party or its affiliates who have a “need to know” the information for the Purpose and who have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein (collectively, the “Authorized Representative”); (d) to notify appropriately such Authorized Representative that the disclosure is made in confidence and to require them to keep the same in confidence in accordance with the terms and conditions of this Agreement, and to enforce those terms and conditions; and (e) if directed, to limit as directed the number of copies made of the other party’s Confidential Information, Each party agrees to immediately notify the other upon discovery of any loss or unauthorized disclosure of the Confidential Information of the other party, and to remedy any such loss or unauthorized disclosure as reasonably requested by the disclosing party. The receiving party shall provide a list of all recipients of the disclosing party’s Confidential Information upon request within ten (10) days of such request.

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MUTUAL NON-DISCLOSURE AGREEMENT

4. Exceptions. The obligations and restrictions imposed by this Agreement will not apply to any Confidential Information that: (a) the receiving party can show is already known to the receiving party prior to the other party’s or its affiliate’s disclosure as evidenced by contemporaneous written evidence; (b) is or becomes publicly available through no fault of the receiving party; or (c) is obtained by the receiving party from a third person without breach by such third person of an obligation of confidence with respect to the Confidential Information disclosed. Notwithstanding the foregoing, (i) any Confidential Information shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information in the public domain or in the possession of the receiving party, and (ii) any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the possession of the receiving party, but only if the combination itself and its principle of operation are in the public domain or in the possession of the receiving party. The receiving party may disclose the Confidential Information of the other party to the extent required pursuant to the lawful order of a government agency or disclosure is required by operation of the law, provided that the party to make such disclosure provides the other party with prior written notice in order to permit the other party to seek confidential treatment of such information.

5. Handling of Information and Materials. Confidential Information will not be reproduced in any form, manner or medium except as required to accomplish the Purpose of this Agreement. Any reproduction of any Confidential Information of the other party by either party will remain the property of the disclosing party or its affiliate, as applicable, and will contain any and all confidential or proprietary notices or legends which appear on the original, unless otherwise authorized in writing by the other party. Upon termination or expiration of this Agreement, or upon written request of the other party, the receiving party will either promptly return to such other party or destroy, at such other party’s option, all documents and other tangible materials representing such other party’s Confidential Information (including summaries, notes, memoranda and abstracts) and all copies thereof; provided, however, that the receiving party may retain one copy of the other party’s Confidential Information for purposes of compliance with the terms of this Agreement. For the avoidance of doubt, the receiving party shall not be expected to purge any disclosing party’s Confidential Information stored in its electronic archive system and such Confidential Information shall be subject to the confidentiality and non-use obligations imposed under this Agreement.

6. No Other Rights. The parties recognize and agree that nothing contained in this Agreement is intended to amount to or implies any transfer, license or other grant of rights in relation to the Confidential Information owned or used by the other party. Neither party will make, have made, use or sell for any purpose any product or other item using, incorporating or derived from any Confidential Information of the other party.

7. Term and Termination. This Agreement will terminate two (2) years after the Effective Date. The receiving party’s obligations under this Agreement will survive termination of this Agreement for a period of five (5) years after such termination and will be binding upon the receiving party’s heirs, successors and assigns after such termination or expiration.

8. Notice. Any notice to be given hereunder by either party to the other will be in writing addressed to the address set forth below (unless either provides written notice of a different address) and will be deemed given: (a) upon delivery if sent by facsimile or by overnight courier; or (b) three (3) days after deposit in the mail if sent by pre-paid, certified mail, return receipt requested mail.

9. Use of Names. Except as may be required by law, each party further agrees not to use the name, trademark, service mark, logo, or other identifying characteristic (“Name”) of the other party or any of its affiliates or any of their respective trustees, directors, officers, staff members, employees, students or

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MUTUAL NON-DISCLOSURE AGREEMENT

agents in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the party or individual whose Name is to be used. This Section 9 shall survive any termination or expiration of this Agreement.

10. Rule 10-b5 Limitations. The receiving party acknowledges, on behalf of itself and any of its affiliates, personnel or agents, that the United States securities laws prohibit any person who has material non-public information about a company or its securities from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The receiving party covenants to refrain from purchasing or selling securities of the disclosing party and from communicating all non-public information about the disclosing party or its securities in violation of such securities laws.

11. Securities Transactions. Each party agrees that, for a period of five (5) years from the date of this Agreement, neither party or its affiliates will, without the prior written consent of the Board of Directors of the “applicable party”: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the applicable party or any subsidiary thereof, or of any successor to or person in control of the applicable party, or any assets of the applicable party or any subsidiary or division thereof or of any such successor or controlling person; (ii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the applicable party; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the applicable party or its securities or assets; (iv) form, join or in any way participate in a “group” (as defined in Section 13 (d)(3), Securities Exchange Act of 1934, as amended) in connection with any of the foregoing; or (v) request the applicable party directly or indirectly, to amend or waive any provision of this paragraph.

12. Employment Solicitation. During the term of this Agreement and for a period of one (1) year thereafter, neither party shall, without the prior written consent of the other party, directly solicit the employment of any person who is employed by the other party and was directly involved with the activities connected with this Agreement. The provisions of this section shall not apply with respect to either party’s employees who seek employment from the other party on their own initiative, such as, but not limited to, in response to a party’s general vacancy announcement or advertisement.

13. General.

a)	Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter of this Agreement. This Agreement supersedes all previous agreements between the parties relating to the subject matter hereof. The headings to sections of this Agreement are inserted for convenience only and will not be deemed a part hereof or affect the construction or interpretation of any provision hereof. No provision of this Agreement will be deemed waived, amended or modified by either party, unless such waiver, amendment or modification is made in writing and signed by both parties.

b)	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California U.S.A., without reference to conflict of laws principles or any rule applying the law of another jurisdiction. Any action, matter or lawsuit arising from or related to this Agreement shall be brought exclusively in California, and each party hereby consents to this jurisdiction unless otherwise agreed upon in writing by the parties. Each party acknowledges that money damages is not an adequate remedy for a breach or potential breach of the terms of this Agreement and hereby agrees that the other party will be entitled to seek injunctive or other equitable relief under this Agreement, as well as such further relief, rights and remedies as may be granted at law or equity by a court of competent jurisdiction.

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c)	Unenforceability / Invalidity. If any provision of this Agreement is found by a proper authority to be unenforceable or invalid, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole, and such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

d)	Assignment. Neither party will assign or transfer any rights or obligations under this Agreement without the prior written consent of the other party.

e)	No Export Rights. Neither party will export, directly or indirectly, any technical data acquired from the other pursuant to this Agreement or any product utilizing any such data to any country for which the U.S. Government or any agency thereof at the time of export requires an export license or other governmental approval without first obtaining such license or approval.

f)	Signatures. Authenticated electronic signatures (e.g. facsimile, scanned) will have the same legal effect as original signatures.

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MUTUAL NON-DISCLOSURE AGREEMENT

IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Mutual Non-Disclosure Agreement as of the Effective Date. Each individual signing for a corporate entity hereby personally warrants his or her legal authority to bind that entity and its affiliates.

AVANIR PHARMACEUTICALS, INC.		OTSUKA PHARMACEUTICAL CO., LTD.

By:	/s/ Gregory J. Flesher	By:	/s/ Michael Levy
Name:	Gregory J. Flesher	Name:	Michael Levy
Title:	CBO	Title:	EVP, OPBC
Address: 20 Enterprise, Suite 200 Aliso Viejo, California 92656 ATTN: Gregory J. Flesher, CBO & SVP		Address: 2-9, KANDA TSUKASA-MACHI, CHIYODA-KU, TOKYO 101-8535, JAPAN

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